Exhibit 107

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Vista Credit Strategic Lending Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	—	—

Fees Previously Paid	$28,624,560.44 (a)	0.01531%	$4,382.42 (b)

Total Transaction Valuation	$28,624,560.44

Total Fees Due for Filing			$4,382.42 (b)

Total Fees Previously Paid			$4,382.42(b)

Total Fee Offsets			—

Net Fee Due			$0.00

(a)
The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $4,382.42 was paid in connection with the filing of the Schedule TO-I by Vista Credit Strategic Lending Corp. (File No. 005-94179) on September 24, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.
(b)
Calculated at $153.10 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Vista Credit Strategic Lending Corp.	SC TO-I	005-94179	September 24, 2025		N/A
Fee Offset Sources					September 24, 2025		N/A